Exhibit 10.17

Land Lease Contract - Nanyan

Party A: Villagers Committee of Nanyan, Wangjiahe Town, Huangpi District, Wuhan City (hereinafter referred to as “Party A”)

Party B: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (hereinafter referred to as “Party B”)

In response to the policy of enriching the people and through full negotiation, Party A has decided to lease to Party B the land classified into the “four types of wasteland” and possessed by Dawan Community, Qunyi Village, Wangjiahe Town for breed-farm use so as to stimulate the economy and benefit local peasant household. Party A and Party B have signed the contract and agreed on the terms and conditions stipulated below.

1. Party A shall lease to Party the land classified into the “four types of wasteland” and possessed by Junchenwan with an area of 86 mu.

2. Term of lease: 25 years, starting on Jan. 1st, 2007 and expired on Dec. 30th, 2032. Land boundary is defined with boundary markers.

3. Term of payment: 150.00 yuan/year. mu. Party B shall pay Party A lease rent amounting to 129,000 yuan every year. Party B shall pay off in one lump sum before Jan. 7th every year. Party A shall issue effective receipt at the time of receiving the payment made by the Party B.

4. During the term of lease, Party A shall be responsible for agricultural tax while other taxes and dues related to the production and operation activities shall be borne by Party B.

5. Party A shall provide Party B with a land to dig a well within a proper area free of charge. Party A shall unconditionally provide convenience for Party B in connection with sewage disposal and power supply. The quality of sewage to be discharged shall be monitored and controlled by the environmental protection department. Party A’s villagers shall not affect the normal production and operation activities of Party B before the sewage is proven up to the standard by the environmental protection department. Existing ditches shall be unconditionally provided for the use of Party B. The fee arising from cleaning the ditches shall be borne by Party B. Party A shall be coordinate and look for solutions.

6. Party A shall be responsible for coordinating and looking for solutions in connection with production safety protection.

7. Party A shall promise that there isn’t reconstruction of large-scale feed farm within the range of 1 km from the land of the village.

8. During the contract term, in case that the land is acquired for national construction, the land compensation fees shall be owned by Party A. All the other compensation shall be owned by Party B. Party A shall cease to charge the lease rent from the year (included) when the land is acquired. Accordingly, the contract shall be terminated.

10.	Upon the expiration of land lease, Party B shall have the priority right of lease in connection with the land.

11. The two parties shall sign a supplemental agreement for the issues unmentioned in this contract through friend negotiation, and such agreement shall have the same effect as this contract.

12. The contract shall be effective as the date of Jan. 1st, 2007. This contract shall be made in quadruplicate, one for each party and the other two for relevant department.

Party A: Villagers Committee of Qunyi, Wangjiahe Town, Huangpi District, Wuhan City

Villagers Committee of Qunyi, Wangjiahe Town, Huangpi District, Wuhan City (Seal)

Party B: Wuhan Fengze Agricultural Science and Technology Development Co., Ltd.

Wuhan Fengze Agricultural Science and Technology Development Co., Ltd. (Seal)

Dec. 30th, 2006